AGREEMENT

                 dated as of the 26th day of September, 1997

                                 by and among

                               METALS USA, INC.

                         JEFFREYS STEEL COMPANY, INC.

                                     and

                        the STOCKHOLDERS named herein
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                               TABLE OF CONTENTS



                                                                          Page

1.    THE EXCHANGE...........................................................2
      1.1   Effective Time of the Exchange...................................2
      1.2   Articles of Incorporation, Bylaws and Board of Directors.........2
      1.3   Certain Information With Respect to the Capital Stock
            of the Company and Metals........................................2

2.    EXCHANGE OF STOCK......................................................3
      2.1   Manner of Exchange...............................................3
      2.2   Rights of Exchanged Metals Stock.................................3
      2.3   Voluntary Share Exchange.........................................3

3.    DELIVERY OF EXCHANGE CONSIDERATION.....................................3
      3.1   Delivery of Metals Stock; Escrow.................................3
      3.2   Delivery of Company Stock........................................4

4.    CLOSING................................................................4

5.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.....................4
      5.1   Due Organization.................................................4
      5.2   Authorization....................................................5
      5.3   Capital Stock of the Company.....................................5
      5.4   Subsidiaries.....................................................5
      5.5   Financial Statements.............................................6
      5.6   Liabilities and Obligations......................................6
      5.7   Accounts and Notes Receivable....................................6
      5.8   Permits and Intangibles..........................................7
      5.9   Environmental Matters............................................7
      5.10  Personal Property................................................8
      5.11  Significant Customers; Material Contracts and Commitments........9
      5.12  Real Property....................................................9
      5.13  Insurance........................................................9
      5.14  Compensation; Employment Agreements; Organized Labor Matters....10

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      5.15  Employee Benefit Plans..........................................10
      5.16  Conformity with Law; Litigation.................................12
      5.17  Taxes...........................................................12
      5.18  No Violations; No Consents Required.............................13
      5.19  Government Contracts............................................14
      5.20  Absence of Changes..............................................14
      5.21  Deposit Accounts; Powers of Attorney............................15
      5.22  Competing Lines of Business; Related-party Transactions.........15
      5.23  Disclosure......................................................16
      5.24  Prohibited Activities...........................................16
      5.25  Preemptive Rights...............................................16
      5.26  Certain Business Practices......................................16
      5.27  Pooling-of-Interests Accounting.................................16

6.    REPRESENTATIONS OF METALS.............................................17
      6.1   Due Organization................................................17
      6.2   Authorization...................................................17
      6.3   No Violations...................................................17
      6.4   Validity of Obligations.........................................17
      6.5   Metals Stock....................................................17
      6.6   Metals' Financial Statements....................................18
      6.7   Liabilities.....................................................18
      6.8   No Material Adverse Change......................................18
      6.9   No Litigation...................................................18
      6.10. Taxes...........................................................18

7.    COVENANTS PRIOR TO CLOSING............................................18
      7.1   Access and Cooperation; Due Diligence...........................18
      7.2   Notice to Bargaining Agents.....................................18
      7.3   Agreements......................................................19
      7.4   Notification of Certain Matters.................................19
      7.5   Amendment of Schedules..........................................19
      7.6   Further Assurances..............................................19
      7.7   Compliance with the Hart-Scott-Rodino Antitrust
            Improvements Act of 1976 (the "Hart-Scott Act").................19

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8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF
      STOCKHOLDERS AND COMPANY..............................................20
      8.1   Representations and Warranties; Performance of Obligations......20
      8.2   Satisfaction....................................................20
      8.3   Opinion of Counsel..............................................20
      8.4   Consents and Approvals..........................................20
      8.5   Employment Agreement............................................21
      8.6   ESOP Opinion....................................................21

9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF METALS.........................21
      9.1   Representations and Warranties; Performance of Obligations......21
      9.2   No Material Adverse Effect......................................21
      9.3   Stockholders' Release...........................................22
      9.4   Satisfaction....................................................22
      9.5   Opinion of Counsel..............................................22
      9.6   Consents and Approvals..........................................22
      9.7   Good Standing Certificates......................................22
      9.8   FIRPTA Certificate..............................................22
      9.9   Related Party Transactions......................................23
      9.10  Employment Agreement............................................23
      9.11  Pooling Treatment...............................................23
      9.12  Escrow Agreement................................................23

10.   COVENANTS AFTER CLOSING...............................................23
      10.1  Release From Guarantees.........................................23
      10.2  ESOP Loan.......................................................23

11.   INDEMNIFICATION.......................................................23
      11.1  Survival of Stockholders' Representations and Warranties........24
      11.2  General Indemnification by the Stockholders.....................24
      11.3  Indemnification by Metals.......................................24
      11.4  Specific Indemnification........................................25
      11.5  Third Person Claims.............................................25
      11.6  Limitations on Indemnification..................................25
      11.7  Indemnification by ESOP.........................................26

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12.   NONCOMPETITION........................................................26
      12.1  Prohibited Activities...........................................26
      12.2  Equitable Relief................................................27
      12.3  Reasonable Restraint............................................27
      12.4  Severability; Reformation.......................................27
      12.5  Independent Covenant............................................27

13.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................28
      13.1  General.........................................................28
      13.2  Equitable Relief................................................28
      13.3  Survival........................................................28

14.   INTENDED TAX TREATMENT AND POOLING-OF-INTERESTS
      ACCOUNTING............................................................28
      14.1  Tax-Free Reorganization.........................................28
      14.2  Restrictions on Resale..........................................29

15.   SECURITIES LAW MATTERS................................................29
      15.1  Economic Risk; Sophistication...................................29
      15.2  Private Placement...............................................30

16.   REGISTRATION RIGHTS...................................................30
      16.1  Piggyback Registration Rights...................................30
      16.2  Demand Registration Rights......................................31
      16.3  Registration Procedures.........................................32
      16.4  Indemnification.................................................33
      16.5  Underwriting Agreement..........................................34
      16.6  Rule 144 Reporting..............................................35
      16.7  Assignment of Registration Rights...............................35
      16.8  Allocation of Registration Opportunities........................35

17.   GENERAL...............................................................36
      17.1  Cooperation.....................................................36
      17.2  Successors and Assigns..........................................36
      17.3  Entire Agreement................................................36
      17.4  Counterparts....................................................36
      17.5  Brokers and Agents..............................................36

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      17.6  Expenses........................................................37
      17.7  Notices.........................................................37
      17.8  Governing Law...................................................37
      17.9  Survival of Representations and Warranties......................38
      17.10 Effect of Investigation; Knowledge..............................38
      17.11 Exercise of Rights and Remedies.................................38
      17.12 Time............................................................38
      17.13 Reformation and Severability....................................38
      17.14 Remedies Cumulative.............................................38
      17.15 Captions........................................................38

                                    -v-
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                                    ANNEXES

ANNEX I     -     FORM OF LEASE

ANNEX II    -     FORM OF OPINION OF COUNSEL TO METALS

ANNEX III   -     FORM OF EMPLOYMENT AGREEMENT

ANNEX IV-A  -     FORM OF OPINION OF COALE, DUKES & KIRKPATRICK

ANNEX IV-B  -     FORM OF OPINION OF LYONS, PIPES & COOK

ANNEX V     -     FORM OF ESCROW AGREEMENT

                                   AGREEMENT

      THIS AGREEMENT (the "Agreement") is made as of the 26th day of September, 1997, by and among Metals USA, Inc., a Delaware corporation ("Metals"), Jeffreys Steel Company, Inc., an Alabama corporation (the "Company"), (a) Toby L. Jeffreys, individually, (b) Toby L. Jeffreys, as Trustee of the A. Leon Jeffreys Qualified Annuity Trust, (c) Toby L. Jeffreys, as Trustee of the Mary Helen Sims Jeffreys Qualified Annuity Trust, (d) Toby L. Jeffreys, as General Partner of the Jeffreys Family Limited Partnership, and (e) South Trust Bank, N.A., as Trustee (the "ESOP Trustee") of the Jeffreys Steel Company, Inc. Employee Profit Sharing Pension Stock Ownership Plan and Trust (the "ESOP") (the individuals and trustees identified in the foregoing clauses (a), (b), (c) and (d) acting in their respective capacities as such, being hereinafter called the "Stockholders"). The Stockholders and the ESOP are all the stockholders of the Company.

            WHEREAS, the Stockholders and the ESOP desire to exchange all of the outstanding capital stock of the Company ("Company Stock") for the consideration described herein;

            WHEREAS, Metals desires to acquire all of the outstanding shares of Company Stock in exchange for the consideration described herein;

            WHEREAS, the Board of Directors of the Company desires to evidence its approval of the transactions contemplated hereby and to obligate the Company to perform its obligations hereunder;

            WHEREAS, the Stockholders and the ESOP desire to transfer the capital stock of the Company to Metals in exchange for the consideration described herein (the "Exchange");

            WHEREAS, concurrently with the execution and delivery hereof, a wholly owned subsidiary of Metals (or, at Metal's election, a wholly owned subsidiary of the Company) is purchasing certain real estate from the Jeffreys Family Limited Partnership;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.    THE EXCHANGE

      1.1 EFFECTIVE TIME OF THE EXCHANGE. The Exchange shall become effective at such time (the "Effective Time") as Metals and the Stockholders have completed their obligations pursuant to Section 4 hereof (the "Closing"). At the Effective Time of the Exchange, the Company shall become a wholly owned subsidiary of Metals, and the Stockholders and the ESOP shall be entitled to receive the consideration described herein, subject to the provisions hereof and as set forth herein.

      1.2 ARTICLES OF INCORPORATION, BYLAWS AND BOARD OF DIRECTORS. At the Effective Time of the Exchange:

            (i) the Articles of Incorporation of the Company then in effect shall remain the Articles of Incorporation of the Company until changed as provided by law;

            (ii) the Board of Directors of the Company shall consist of the persons who are on the Board of Directors of the Company immediately prior to the Effective Time of the Exchange, provided that Michael J. Kirksey shall be elected as a director of the Company effective as of the Effective Time of the Exchange; the Board of Directors of the Company shall hold office subject to the provisions of the laws of the State of Alabama and of the Articles of Incorporation and Bylaws of the Company; and

            (iii) the officers of the Company immediately prior to the Effective Time of the Exchange shall continue as the officers of the Company in the same capacity or capacities, and effective upon the Effective Time of the Exchange Michael J. Kirksey shall be appointed as a vice president of the Company, Keith St. Clair shall be appointed as an Assistant Treasurer and John A. Hageman shall be appointed as an Assistant Secretary of the Company, each of such officers to serve, subject to the provisions of the Articles of Incorporation and Bylaws of the Company, until his or her successor is duly elected and qualified.

      1.3 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF THE COMPANY AND METALS. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the Company and Metals as of the date of this Agreement are as follows:

            (i) as of the date of this Agreement, the authorized and outstanding capital stock of the Company is as set forth on Schedule 1.3 hereto; and

            (ii) immediately prior to the Closing, the authorized capital stock of Metals will consist of 50,000,000 shares of common stock, $.01 par value ("Metals Stock"), of which the number of issued and outstanding shares will be 18,544,109, and 5,000,000 shares of preferred stock, $.01 par value, of which no shares will be issued and outstanding, and 3,122,914 shares of Restricted Voting Common Stock, $.01 par value, all of which will be issued and outstanding.

2.    EXCHANGE OF STOCK

      2.1 MANNER OF EXCHANGE. The manner of exchanging (i) all of the outstanding shares of capital stock of the Company ("Company Stock") for (ii) shares of Metals Stock shall be as follows:

      As of the Effective Time of the Exchange, all of the shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Exchange, shall be exchanged by the Stockholders and the ESOP for the number of shares of Metals Stock set forth on Schedule 3.1 hereto with respect to each Stockholder and the ESOP.

      2.2 RIGHTS OF EXCHANGED METALS STOCK. All Metals Stock received by the Stockholders and the ESOP pursuant to this Agreement shall, except for restrictions on resale or transfer described in Sections 16 and 17 hereof, have the same rights as all the other shares of outstanding Metals Stock by reason of the provisions of the Certificate of Incorporation of Metals or as otherwise provided by the Delaware General Corporation Law. All voting rights of such Metals Stock received by the Stockholders and the ESOP shall be fully exercisable by the Stockholders and the ESOP and the Stockholders and the ESOP shall be neither deprived nor restricted in exercising those rights. At the Effective Time of the Exchange, Metals shall have no class of capital stock issued and outstanding other than the Metals Stock.

      2.3 VOLUNTARY SHARE EXCHANGE. The parties agree that the Exchange is intended to qualify as a voluntary share exchange pursuant to Code of Alabama ss. 10-2B-11.02(d) and not as a compulsory share exchange.

3.    DELIVERY OF EXCHANGE CONSIDERATION

      3.1 DELIVERY OF METALS STOCK; ESCROW. At the Closing the Stockholders and the ESOP, who are the holders of all outstanding certificates representing shares of Company Stock, shall, upon surrender of such certificates, receive the respective number of shares of Metals Stock set forth on Schedule 3.1; provided that the number of shares shown on Schedule 3.1 as being subject to the

Escrow Agreement described herein (including a portion of the shares otherwise deliverable to the ESOP pursuant to this Agreement) shall be deposited directly into escrow and shall be held, administered and distributed by the Escrow Agent identified in the Escrow Agreement in accordance with the terms of the Escrow Agreement.

      3.2 DELIVERY OF COMPANY STOCK. The Stockholders and the ESOP shall deliver to Metals at the Closing the certificates representing Company Stock, duly endorsed in blank by the Stockholders and the ESOP, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the expense of the Stockholders and the ESOP, affixed and canceled. Each Stockholder and the ESOP agrees to promptly cure any deficiencies with respect to the endorsement of the stock certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

4.    CLOSING

      At or prior to the Closing, the parties shall take all actions necessary to prepare to (i) effect the Exchange and (ii) effect the delivery of shares referred to in Section 3 hereof. The closing of the transactions contemplated by this Agreement shall take place at the offices of Coale, Dukes & Kirkpatrick, 51-D Tacon Street, Mobile, Alabama 36607, following the satisfaction or waiver of all conditions set forth herein to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions to be satisfied at or concurrently with the Closing) or on such other date as Metals and the Company may mutually determine (the "Closing Date").

5.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      The Stockholders (specifically excluding the ESOP and its participants and their beneficiaries in their capacities as such) jointly and severally represent and warrant that all of the following representations and warranties are true at the date of this Agreement.

      5.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama (the "State of Incorporation"), and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), of the Company taken as a whole (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect"). Schedule 5.1 sets forth a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of the Company (the "Charter Documents") are all attached to Schedule 5.1. The stock records of the Company, a copy of which is attached to Schedule 5.1, are correct and complete in all material respects. There are no minutes in the possession of the Company or the Stockholders which have not been made available to Metals, and all of such minutes are correct and complete in all respects.

      5.2 AUTHORIZATION. (i) The representatives of the Company executing this Agreement have the authority to enter into and bind the Company to the terms of this Agreement and (ii) the Company has the full legal right, corporate power and authority to enter into this Agreement. This Agreement has been approved by the Board of Directors of the Company, and copies of resolutions unanimously adopted by the Board of Directors of the Company approving this Agreement, certified by the Secretary or an Assistant Secretary of the Company, are attached hereto as Schedule 5.2. This Agreement has been validly executed and delivered by the Company, and the Stockholders and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

      5.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of 100,000 shares of common stock, par value $0.415 per share, of which 100,000 shares are issued and outstanding and represent all of the Company Stock. Each of the Stockholders and the ESOP represents and warrants, severally, that each such Stockholder and the ESOP owns, of record and, except for the beneficial interests of the participants and beneficiaries in the shares held of record by the ESOP, beneficially, the number of issued and outstanding shares of the capital stock of the Company set forth on Schedule 5.3 and, except as set forth on Schedule 5.3, thatsuch shares are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares were issued in violation of any preemptive rights or similar rights of any person. Except as set forth on Schedule 5.3, no option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any shares of its capital stock or obligates any of the Stockholders or the ESOP to transfer any shares of the Company Stock to any person except pursuant to this Agreement.

      5.4 SUBSIDIARIES. Except as set forth on Schedule 5.4, the Company has no subsidiaries or d/b/a names and has not conducted business under any other name except its legal name on its certificate or articles of incorporation. Except as set forth in Schedule 5.4, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      5.5 FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as Schedule 5.5: the balance sheets of the Company as of July 31, 1997 (the "Balance Sheet Date") and July 31, 1996 and the related statements of operations, stockholder's equity and cash flows for the two-year period ended July 31, 1997, together with the related notes and schedules (such balance sheets, the related statements of operations, stockholder's equity and cash flows and the related notes and schedules are referred to herein as the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") (except as otherwise indicated in the notes thereto) and present fairly in all material respects the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      5.6 LIABILITIES AND OBLIGATIONS. Except as and to the extent disclosed and adequately provided for in the Financial Statements or on Schedule 5.6 hereto, the Company has no material liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise. Except and to the extent disclosed on Schedule 5.6, there are no material claims, liabilities or obligations, nor any reasonable basis for assertion against the Company, of any claim, liability or obligation, of any nature whatsoever. Except as expressly set forth on Schedule 5.6, all of the liabilities of the Company listed on Schedule 5.6 are covered by the Company's insurance policies, and no such liability will exceed the policy limits of such insurance policies.
Schedule 5.6 contains a reasonable estimate by the Stockholders of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed, the Stockholders have provided a summary description of the liability together with copies of all relevant documentation relating thereto.

      5.7 ACCOUNTS AND NOTES RECEIVABLE. Schedule 5.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date. Receivables from and advances to employees and the

Stockholders and any entities or persons related to or affiliated with any of the Stockholders are separately identified on Schedule 5.7. Schedule 5.7 also sets forth an accurate aging analysis of all accounts, notes and other receivables as of the Balance Sheet Date, showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 5.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on
Schedule 5.7, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

      5.8 PERMITS AND INTANGIBLES. To the best knowledge of the Stockholders, the Company and its employees hold all material licenses, franchises, permits and other governmental authorizations required in connection with the conduct of the Company's business as it is now being conducted. Schedule 5.8 sets forth an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 5.9). To the best knowledge of the Stockholders, the licenses, franchises, permits and other governmental authorizations listed on Schedules 5.8 and 5.9 are valid. The Company has not received any notice that any person intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company has conducted for the past five years and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules 5.8 and 5.9 and is not in violation of any of the foregoing, except where any such violation has not had and will not have a Material Adverse Effect. Except as specifically set forth on
Schedule 5.8 or 5.9, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such licenses, franchises, permits or government authorizations.

      5.9 ENVIRONMENTAL MATTERS. To the best knowledge of the Stockholders and except as set forth on Schedule 5.9, the Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental

Laws, either singly or in the aggregate, (i) has not had and will not have a Material Adverse Effect on the Company or any of its businesses, and (ii) will not necessitate any material expenditure by or on behalf of the Company. The parties acknowledge that Metals has caused the reports attached to Schedule 5.9 to be prepared and the Stockholders have reviewed the same. The Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 5.9, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. To the best knowledge of the Stockholders, there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws. To the best knowledge of the Stockholders, there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company, or Metals for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state or local statutes and regulations. To the best knowledge of the Stockholders, the Company has no contingent liability in connection with any release or threatened release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment except as set forth in Schedule 5.9.

      5.10 PERSONAL PROPERTY. Schedule 5.10 sets forth an accurate list of (a) all personal property included in "plant, property and equipment" on the balance sheet of the Company, (b) all other personal property owned by the Company with an individual value in excess of $10,000 (i) as of the Balance Sheet Date and
(ii) acquired since the Balance Sheet Date and (c) all leases and agreements in respect of personal property, including, in the case of each of (a), (b) and
(c), (1) true, complete and correct copies of all such leases and (2) an indication as to which assets are currently owned, or were formerly owned, by Stockholders, relatives of Stockholders, or Affiliates of the Company or the Stockholders. Except as set forth on Schedule 5.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 5.10, (ii) all of the personal property listed on Schedule 5.10 is in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on Schedule 5.10 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

      5.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. Schedule
5.11 sets forth a list of (i) all customers representing 5% or more of the Company's revenues in any of the periods covered by the Financial Statements, and (ii) all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements are attached to Schedule 5.11. Except as described on Schedule 5.11, (i) none of the Company's significant customers (including those identified on Schedule 5.11) have canceled or substantially reduced or, to the knowledge of the Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company, and (ii) to the best knowledge of the Stockholders, the Company has complied with all material commitments and obligations pertaining to it, and is not in default under any contracts or agreements listed on Schedule 5.11 which would cause a Material Adverse Effect and no notice of default under any such contract or agreement has been received. Schedule 5.11 also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $10,000 by the Company.

      5.12 REAL PROPERTY. Schedule 5.12 includes a list of all real property owned or leased by the Company at the date hereof, and all other real property, if any, currently used by the Company in the conduct of its business. True, complete and correct copies of all leases and agreements in respect of real property leased by the Company are attached to Schedule 5.12, and all other real estate used by the Company and owned by the Stockholders or entities controlled by the Stockholders is being transferred to a wholly owned subsidiary of Metals on the date hereof. An indication as to which such properties, if any, are currently owned, or were formerly owned, by Stockholders or affiliates of the Company or Stockholders is included in Schedule 5.12. Except as set forth on
Schedule 5.12, all of such leases included on Schedule 5.12 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

      5.13 INSURANCE. Schedule 5.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and an accurate list of all insurance loss runs or workers compensation claims received for the past five policy years. True, complete and correct copies of all insurance policies currently in effect are attached to Schedule 5.13. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws, and provide adequate coverage against the risks involved in the Company's business. None of such policies is a "claims made" policy. All of such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date.

      5.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
Schedule 5.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. Attached to Schedule 5.14 are true, complete and correct copies of any employment agreements for the persons listed on Schedule 5.14 and all other employment and other agreements of any nature containing any provision that could require the Company to make any payment to any person as a result of the transactions contemplated by this Agreement, which provisions are specifically identified on Schedule 5.14. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

      Except as set forth on Schedule 5.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the best knowledge of the Stockholders, no campaign to establish such representation is in progress and (iv) there is no pending or, to the best knowledge of the Stockholders, threatened, labor dispute involving the Company and any group of its employees. The Company has not experienced any labor interruptions over the past five years. The Company's relationship with its employees is good.

      5.15 EMPLOYEE BENEFIT PLANS. Schedule 5.15 sets forth an accurate schedule showing all employee benefit plans of Company, including all agreements or arrangements (other than agreements or arrangements set forth on Schedule 5.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 5.15, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 5.15, and the Company is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees.

      The Company is not now, and to the best knowledge of the Stockholders, cannot as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. To the best knowledge of the Stockholders, all employee benefit plans listed on Schedule 5.15 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on Schedule 5.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on Schedule 5.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of the determination letters relating thereto are included as part of Schedule 5.15. To the best knowledge of the Stockholders, except as disclosed on Schedule 5.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 5.15. Neither the Stockholders, any plan listed in Schedule
5.15 nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed in Schedule 5.15 has incurred an accumulated funding deficiency, as defined in
Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed in Schedule 5.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 5.15; the Company has not incurred liability under Section 4062 of ERISA; and no circumstances exist pursuant to which the Company could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      5.16 CONFORMITY WITH LAW; LITIGATION. Except as set forth on Schedule 5.16, there are no claims, actions, suits or proceedings, pending or threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. Except as set forth on Schedule 5.16, no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and, to the best knowledge of the Stockholders, there is no basis therefor. Except as set forth on Schedule 5.16, and except for any failures to comply or violations that have not had and will not have a Material Adverse Effect or require any material expenditure by the Company, the Company has conducted for the past five years and now conducts its business in compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets, and is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them. The Company has conducted for the past five years and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 5.8 and 5.9.

      5.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company (including any subsidiaries) has timely filed all requisite federal, state and other tax returns or extension requests for all fiscal periods ended on or before the Balance Sheet Date. Except as set forth on
Schedule 5.17, there are no examinations in progress or claims against the Company for federal, state or other taxes (including penalties and interest) for any period or periods prior to or on the Balance Sheet Date and no notice of any claim for taxes, whether pending or threatened, has been received. All Taxes, including interest and penalties (whether or not shown on any tax return) owed by the Company, any of the Company's subsidiaries, any member of an affiliated or consolidated group which includes or included the Company or any of the Company's subsidiaries, have been paid. The amounts shown as accruals for taxes on the Financial Statements are sufficient for the payment of all taxes of the kinds indicated (including penalties and interest) for all periods shown. Copies of (i) any tax examinations, (ii) extensions of time for filing and (iii) the federal and local income tax returns and franchise tax returns of Company (including any subsidiaries) for the last three fiscal years, or such shorter period of time as any of them shall have existed, are attached hereto as Schedule 5.17. The Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment company as defined in Section 351(e)(1) of the Code. No liens for Taxes exist upon any asset of the Company except for Taxes not yet due. The Company is not and has not been a party to any tax sharing agreement. All amounts required to be withheld by the Company and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper authority. The Company has made all deposits required by law to be made with respect to employees' withholding and other employment Taxes. The Company has not made is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under
Section 280G of the Code.

      5.18 NO VIOLATIONS; NO CONSENTS REQUIRED. The Company is not in violation of its Articles of Incorporation or Bylaws, each as amended to date ("Charter Documents") . Neither the Company nor, to the best knowledge of the Stockholders, any other party thereto, is in material default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents"). Except as set forth in Schedule 5.18, (a) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under, any of the terms or provisions of the Material Documents or the Charter Documents, and (b) the rights and benefits of the Company under the Material Documents will not be adversely affected by the transactions contemplated hereby. Except as set forth on Schedule 5.18, none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 5.18, none of the Material Documents prohibits the use or publication by the Company or Metals of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company from freely providing services to any other customer or potential customer of the Company or Metals.

      5.19 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.19, the Company is not a party to any governmental contracts subject to price redetermination or renegotiation.

      5.20 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course of business and, except as set forth on Schedule 5.20, there has not been:

            (i) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

            (ii) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents;

            (vi) any work interruptions, labor grievances or claims filed, or any event or condition of any character, materially adversely affecting the business of the Company;

            (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of Company to any person, including, without limitation, the Stockholders and their affiliates;

            (viii)any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholder or any affiliate thereof;

            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

            (xi) any waiver of any material rights or claims of the Company;

            (xii) any amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

            (xiii)any transaction by the Company outside the ordinary course of its business;

            (xiv) any cancellation or termination of a material contract with a customer or client prior to the scheduled termination date; or

            (xv) any distribution of property or assets by the Company other than in the ordinary course of business.

      5.21 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. Schedule 5.21 sets forth a schedule as of the date of this Agreement of: (i) the name of each financial institution in which the Company has accounts or safe deposit boxes, (ii) the names in which the accounts or boxes are held, (iii) the type of account and account number, (iv) the type of account and the amount of cash, cash equivalents and securities held in such account, and (v) the name of each person authorized to draw thereon or have access thereto. Schedule 5.21 also sets forth the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      5.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on Schedule 5.22, neither any of the Stockholders nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on Schedule 5.22, no officer, director or Stockholder of the Company has, nor during the period beginning January 1, 1990 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      5.23 DISCLOSURE. The Stockholders have provided Metals with all the information that Metals has requested in analyzing whether to consummate the Exchange. Neither the information so provided nor any representation or warranty of the Stockholders contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Stockholders which has specific application to the Company (other than general economic or industry conditions) which materially adversely affects or, so far as the Stockholders can reasonably foresee, materially threatens, the assets, business, condition (financial or otherwise), results of operations or prospects of the Company, which has not been described in this Agreement or the Schedules hereto. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the Section of this Agreement to which each Schedule expressly relates, and to no other representation or warranty in this Agreement.

      5.24 PROHIBITED ACTIVITIES. Except as set forth on Schedule 5.24, the Company has not, between the Balance Sheet Date and the date hereof, taken any of the actions (Prohibited Activities) set forth in Section 7.3.

      5.25 PREEMPTIVE RIGHTS. Neither the ESOP nor any Stockholder has, and the ESOP and each Stockholder hereby waives, any preemptive or other right to acquire shares of Company Stock or Metals Stock that such Stockholder has or may have had other than rights of any Stockholder to acquire Metals Stock pursuant to (i) this Agreement or (ii) any option granted by Metals.

      5.26 CERTAIN BUSINESS PRACTICES. Neither the Company nor any person acting on its behalf has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

      5.27 POOLING-OF-INTERESTS ACCOUNTING. The Company has never been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded and, within the past two years, there has not been any sale or spin-off of a significant amount of assets of the Company or any affiliate of the Company other than in the ordinary course of business. Except as set forth on Schedule 5.27, the Company owns no capital stock of Metals. The Company has not acquired any of its capital stock during the past two years. Except as set forth on Schedule 5.27, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the Company Stock or any interest therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of the Company nor the relative ownership of shares among any of the Company's stockholders has been altered or changed within the last two years in contemplation of the Exchange. There has been no transaction or action taken with respect to the equity ownership of the Company in contemplation of the Exchange which would prevent Metals from accounting for the Exchange under the pooling-of-interests method of accounting in accordance with Opinion No. 16 of the Accounting Principles Board ("Opinion No. 16"). If required, the Stockholders and the President or Chief Financial Officer of the Company will execute any documentation reasonably required by Metals' independent public accountants to enable Metals to account for the Exchange as a pooling-of-interests.

6.    REPRESENTATIONS OF METALS

      Metals represents and warrants that all of the following representations and warranties in this Section 6 are true at the date of this Agreement and shall be true at the time of Closing.

      6.1 DUE ORGANIZATION. Metals is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and has the requisite power and authority to carry on its business as it is now being conducted. Metals is qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

      6.2 AUTHORIZATION. (i) The representatives of Metals executing this Agreement have the authority to enter into and bind Metals to the terms of this Agreement and (ii) Metals has the full legal right, power and authority to enter into this Agreement and the Exchange.

      6.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Restated Certificate of Incorporation, as amended, of Metals or the Amended and Restated Bylaws of Metals.

      6.4 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by Metals and the performance of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Metals and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of Metals.

      6.5 METALS STOCK. At the time of issuance thereof, the Metals Stock to be delivered to the Stockholders pursuant to this Agreement will constitute valid and legally issued, fully paid and nonassessable shares of Metals.

      6.6 METALS' FINANCIAL STATEMENTS. Prior to the execution and delivery hereof, Metals had delivered to the Company for delivery to the Stockholders and the ESOP copies of Metals' Prospectus contained in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 12, 1997 (the "Public Reports"). The financial statements of Metals contained in the Public Reports have been prepared from and in accordance with the books and records of Metals in accordance with GAAP, except to the extent otherwise disclosed therein.

      6.7 LIABILITIES.Metals has no material liabilities of any kind, whether absolute or contingent, which are not reflected in the financial statements or other information contained in the Public Reports.

      6.8 NO MATERIAL ADVERSE CHANGE. No material adverse change has occurred in Metals' business since the date of the most recent balance sheet contained in the Public Reports.

      6.9 NO LITIGATION. There is no litigation pending or, to the knowledge of Metals, threatened, against Metals that would have a Material Adverse Effect on Metals.

      6.10. TAXES. Metals has filed all required federal and state income tax returns due through the date hereof and has paid, or made adequate provision for the payment of, all taxes shown thereon to be due.

7.    COVENANTS PRIOR TO CLOSING

      7.1 ACCESS AND COOPERATION; DUE DILIGENCE. The Company will afford to the officers and authorized representatives of Metals access to all of the Company's sites, properties, books and records and will furnish Metals with such additional financial and operating data and other information as to the business and properties of the Company as Metals may from time to time reasonably request. The Company will cooperate with Metals, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Metals, the Stockholders and the Company will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 16 hereof.

      7.2 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide Metals with proof that any required notice has been sent.

      7.3 AGREEMENTS. The Stockholders and the Company shall terminate (i) any stockholders agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Company and any employee except as specifically approved in writing by Metals and (ii) any existing agreement between the Company and any Stockholder except as specifically approved in writing by Metals, on or prior to the Closing Date. Copies of such termination agreements shall be delivered to Metals at the Closing or prior thereto. The parties acknowledge and agree that no employee benefit plans, including the ESOP, will be terminated on the Closing Date, except as otherwise listed on
Schedule 7.3.

      7.4 NOTIFICATION OF CERTAIN MATTERS. The Stockholders and the Company shall give prompt notice to Metals of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any Stockholder or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder at or prior to the Closing. Metals shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Metals contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of Metals to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder at or prior to the Closing. The delivery of any notice pursuant to this Section 7.4 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions to Closing set forth herein, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      7.5 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing occurs to notify the other parties hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

      7.6 FURTHER ASSURANCES. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

      7.7 COMPLIANCE WITH THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HART-SCOTT ACT"). All parties to this Agreement hereby recognize that one or more filings under the Hart-Scott Act may be required in connection with the transactions contemplated herein.

If it is determined by the parties to this Agreement that filings under the Hart-Scott Act are required, then: (i) each of the parties hereto agrees to cooperate and use its best efforts to comply with the Hart-Scott Act, (ii) such filings and expiration or termination of the applicable waiting period thereunder shall be deemed a condition precedent in addition to the conditions precedent set forth elsewhere in this Agreement, and (iii) the parties agree to cooperate and use their best efforts to cause all filings required under the Hart-Scott Act to be made. If filings under the Hart-Scott Act are required, the costs and expenses thereof (including filing fees) shall be borne by Metals.

8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND COMPANY

      The obligations of Stockholders and the Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. If any such conditions has not been satisfied, the Stockholders (acting in unison) shall have the right to terminate this Agreement, or in the alternative, waive any condition not so satisfied. Any act or action of the Stockholders in consummating the Closing or delivering certificates representing Company Stock as of the Closing Date shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties and indemnification obligations of Metals contained herein.

      8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of Metals contained in Section 6 shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Metals on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date and signed by the President or any Vice President of Metals shall have been delivered to the Stockholders.

      8.2 SATISFACTION. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the Company and its counsel.

      8.3 OPINION OF COUNSEL. The Company shall have received an opinion from counsel for Metals, dated the Closing Date, in the form annexed hereto as Annex II.

      8.4 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Exchange and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the Company deems it inadvisable to proceed with the transactions hereunder.

      8.5 EMPLOYMENT AGREEMENT. A. Leon Jeffreys, Toby L. Jeffreys and Sam Sciple shall have been afforded an opportunity to enter into an Employment Agreement with the Company in the form of Annex III hereto.

      8.6 ESOP OPINION. The ESOP shall have received in form and substance acceptable to the ESOP (i) an opinion from Shareholder Strategies, Inc. to the effect that as of the Closing Date, the value of each share of Company Stock held by the ESOP immediately prior to the Closing is not more than the consideration per share received by the ESOP (the "Appraisal") and (ii) an opinion from Shareholder Strategies, Inc. to the effect that as of the Closing Date, the transactions contemplated hereby are fair to the ESOP from a financial point of view (the "Fairness Opinion").

9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF METALS

      The obligations of Metals with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions. If any such conditions has not been satisfied, Metals shall have the right to terminate this Agreement, or in the alternative, waive any condition not so satisfied. Any act or action of Metals in consummating the Closing shall constitute a waiver of any conditions not so satisfied. However, no such waiver shall be deemed to affect the survival of the representations and warranties of the Stockholders contained herein or of the indemnification obligations of the Stockholders contained herein.

      9.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of the Stockholders and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and the Company on or before the Closing Date, as the case may be, shall have been duly performed or complied with in all material respects; and the Stockholders shall have delivered to Metals certificates dated the Closing Date and signed by them to such effect.

      9.2 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to the Company which would constitute a Material Adverse Effect, and the Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage could affect or impair the ability of the Company to conduct its business.

      9.3 STOCKHOLDERS' RELEASE. The Stockholders shall have delivered to Metals an instrument dated the Closing Date releasing the Company from (i) any and all claims of the Stockholders against the Company and Metals and (ii) obligations of the Company and Metals to the Stockholders, except for (a) items specifically identified on Schedule 5.6 or 5.12 as being claims of or obligations to the Stockholders, (b) continuing obligations to Stockholders relating to their employment by the Company, (c) obligations arising under this Agreement or the transactions contemplated hereby, and (d) obligations of the Company to the ESOP.

      9.4 SATISFACTION. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Metals.

      9.5 OPINION OF COUNSEL. Metals shall have received opinions from counsel to the Company and the Stockholders, dated the Closing Date, in the forms annexed hereto as Annexes IV-A and IV-B.

      9.6 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties listed on Schedule 5.18 shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Exchange and no governmental agency or body shall have taken any other action or made any request of Metals as a result of which Metals deems it inadvisable to proceed with the transactions hereunder.

      9.7 GOOD STANDING CERTIFICATES. The Company shall have delivered to Metals a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Company for all periods prior to the Closing have been filed and paid.

      9.8 FIRPTA CERTIFICATE. Each Stockholder shall have delivered to Metals a certificate to the effect that he is not a foreign person pursuant to Section 1.1445-2(b) of the Treasury regulations.

      9.9 RELATED PARTY TRANSACTIONS. All existing leases, agreements and arrangements between the Company and the Stockholder or any affiliate of the Stockholder shall either have been canceled or the terms thereof shall have been renegotiated on an arm's length basis satisfactory to Metals.

      9.10 EMPLOYMENT AGREEMENT. The persons identified in Section 8.5 shall have entered into the Employment Agreement referred to therein.

      9.11 POOLING TREATMENT. Metals shall have received advice in form and substance satisfactory to Metals from an accounting firm satisfactory to Metals to the effect that the Exchange will qualify for pooling-of-interests accounting under Opinion No. 16.

      9.12 ESCROW AGREEMENT. The Stockholders and the ESOP and the other parties identified in the form of Escrow Agreement attached hereto as Annex V shall have entered into an Escrow Agreement in the form of Annex V.

10.   COVENANTS AFTER CLOSING

      10.1 RELEASE FROM GUARANTEES. Metals shall use all reasonable efforts to have the Stockholders released from any and all guarantees of the Company's indebtedness identified on Schedule 10.1. In the event that Metals cannot obtain such releases on or prior to the date 120 days subsequent to the Closing Date, Metals shall pay off or otherwise refinance or retire such indebtedness.

      10.2 ESOP LOAN. The ESOP Trustee hereby agrees to effect the repayment of the existing loan to the ESOP with funds to be generated by the sale of a portion of the Metals Stock to be received by the ESOP pursuant to this Agreement; such sale and repayment to be effected reasonably promptly after such shares may be sold publicly by the ESOP Trustee pursuant to Rule 144 under the Securities Act of 1933, as amended, or otherwise. The Company shall pay interest accruing on such loan until the loan is repaid as described above.

11.   INDEMNIFICATION

      The Stockholders (specifically excluding the ESOP and its participants and their beneficiaries in their capacities as such) and Metals each make the following covenants that are applicable to them, respectively:

      11.1 SURVIVAL OF STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Stockholders (and the representation and warranty of the ESOP in Section 5.3 regarding its ownership of shares of Company Stock) made in this Agreement and in the documents and certificates delivered in accordance herewith shall survive the Exchange for a period of one year from the Closing Date, except that the specific indemnification provided in Section 11.4 hereof shall survive for a period of ten years after the Closing Date; provided, however, that representations and warranties and indemnification obligations with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

            (b) The representations and warranties of Metals made in this Agreement and in the certificates delivered in connection herewith shall survive the Exchange for a period of one year following the Closing Date, provided, however, that representations and warranties with respect to which a claim is made within such one-year period shall survive until such claim is finally determined and paid.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date.

      11.2 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders (specifically excluding the ESOP and its participants and their beneficiaries, in their capacities as such) covenant and agree that they will jointly and severally indemnify, defend, protect, and hold harmless the Company and Metals at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of any Stockholder set forth herein or in the certificates or other documents delivered in accordance herewith, and (ii) any breach or nonfulfillment of any covenant or agreement by the Company or the Stockholders under this Agreement; provided, however, that the payment of the amount of any Damages shall be reduced by any tax benefit accruing to the Indemnified Party (as defined below) and any insurance proceeds paid to the Indemnified Party as a result of the event giving rise to such Damages, even though such benefit may arise after the Expiration Date.

      11.3 INDEMNIFICATION BY METALS. Metals covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders at all times from and after the date of this

Agreement until the Expiration Date from and against all Damages incurred by the Stockholders as a result of (i) any breach of any representation or warranty of Metals set forth herein or in the certificates or other documents delivered in accordance with this Agreement; (ii) any breach or nonfulfillment of any covenant or agreement by Metals under this Agreement, and (iii) any Damages incurred by the Stockholders as a result of violations by Metals of Environmental Laws after the Closing Date.

      11.4 SPECIFIC INDEMNIFICATION. In addition to the indemnification provided for in Section 11.1, each Stockholder (specifically excluding the ESOP and its participants and their beneficiaries, in their capacities as such) covenants and agrees that he will jointly and severally indemnify, defend, protect and hold harmless the Company and Metals from and against all Damages incurred by any of them as a result of any condition of the properties owned or operated by the Company at any time prior to the Closing Date and described in the report or reports of ENSR, copies of which are attached hereto.

      11.5 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, provided that counsel for the Indemnified Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

      11.6 LIMITATIONS ON INDEMNIFICATION. Metals and the other persons or entities indemnified pursuant to this Section shall not assert any claim for indemnification hereunder against the Stockholders until such time as, and solely to the extent that, the aggregate of all claims which such persons may have against such the Stockholders shall exceed $375,000 (the "Indemnification Threshold"). The Stockholders shall not assert any claim for indemnification hereunder against Metals until such time as, and solely to the extent that the aggregate of all claims which Stockholders may have against Metals shall exceed the Indemnification Threshold.

      No person shall be entitled to indemnification under this Section 11 if and to the extent that such person's claim for indemnification is directly or indirectly caused by a breach by such person of any representation, warranty, covenant or other agreement set forth is this Agreement.

      11.7 INDEMNIFICATION BY ESOP. Notwithstanding anything else set forth in this Agreement, no benefit which shall be payable out of the ESOP to any person (including a participant or his or her beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void.

12.   NONCOMPETITION

      12.1 PROHIBITED ACTIVITIES. A. Leon Jeffreys and Toby L. Jeffreys will not, for a period of five (5) years following the Closing Date, for any reason whatsoever, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with Metals or any of its subsidiaries within 200 miles of where the Company and Metals or any of its subsidiaries conducts business (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of Metals or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of Metals or any of its subsidiaries;

            (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to the Closing Date, a customer of Metals or any of its subsidiaries within the Territory for the purpose of soliciting or selling products or services in direct competition with Metals or any of its subsidiaries within the Territory.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Stockholder from acquiring as a passive investor with no involvement in the operations or management of the business, not more than one percent (1%) of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market.

      12.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Metals as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Metals for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by Metals in the event of breach by such Stockholder, by injunctions, restraining orders and other equitable actions.

      12.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on the Stockholders in light of the activities and business of Metals and its subsidiaries on the date of the execution of this Agreement and the current plans of Metals; but it is also the intent of Metals and the Stockholders that such covenants be construed and enforced in accordance with the changing activities; business and locations of Metals and its subsidiaries throughout the term of this covenant. During the term of this covenant, if Metals or one of its subsidiaries engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business it is currently conducting in the locations currently established therefor, then the Stockholders will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new activities or business within 100 miles of its then-established operating location(s) through the term of this covenant.

      12.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      12.5 INDEPENDENT COVENANT. The Stockholders acknowledge that their covenants set forth in this Section 12 are material conditions to Metals' willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section 12 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Metals or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Metals of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section 12, during which the agreements and covenants of each Stockholder made in this Section 12 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section 12. The covenants contained in this Section 12 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

13.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      13.1 GENERAL. The Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company and/or Metals, such as operational policies, pricing and cost policies, and other information, that are valuable, special and unique assets of the Company and/or Metals. The Stockholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of Metals, (b) following the Closing, such information may be disclosed by the Stockholders as is required in the course of performing their duties for the Company and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 13.1, unless (i) such information becomes known to the public generally through no fault of the Stockholders, or
(ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall, if possible, give prior written notice thereof to Metals and provide Metals with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this Section, Metals shall be entitled to injunctive or other equitable relief restraining such Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Metals from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

      13.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which Metals would have no other adequate remedy, the Stockholders agree that the foregoing covenants may be enforced against them by injunctions, restraining orders and other appropriate equitable relief.

      13.3 SURVIVAL. The obligations of the parties under this Section 13 shall survive the termination of this Agreement for a period of five years.

14.   INTENDED TAX TREATMENT AND POOLING-OF-INTERESTS ACCOUNTING

      14.1 TAX-FREE REORGANIZATION. Metals and the Stockholders are entering into this Agreement with the intention that the Exchange qualify as a tax-free reorganization for federal income tax purposes, and the Stockholders will not take any actions that disqualify the Exchange for such treatment. The Stockholders represent, warrant and covenant that:

            (i) the Company operates at least one historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. 1.368-1(d) under the Code; and

            (ii) none of the Stockholders has any present plan, intention or arrangement to dispose of any of the Metals Stock to be received in the Exchange that would reduce the fair value of the Metals Stock (measured as of the Effective Time) retained by such Stockholder to an amount less than 50% of the fair value of the Company Stock held by such Stockholder immediately prior to the Effective Time.

      14.2 RESTRICTIONS ON RESALE. Metals has informed the Stockholders that Metals intends to account for the Exchange as a pooling-of-interests under Opinion No. 16. Metals has also informed the Stockholders that its ability to account for the Exchange as a pooling-of-interests was a material factor considered by Metals in Metals' decision to enter into this Agreement. Therefore, pursuant to Opinion No. 16, prior to the publication and dissemination by Metals of consolidated financial results which include results of the combined operations of the Company and Metals for at least thirty days on a consolidated basis following the Effective time, the Stockholders shall not sell, offer to sell, or otherwise transfer or dispose of, any shares of the Metals Common Stock received by Stockholders, engage in put, call, short-sale, straddle or similar transactions, or in any other way reduce the Stockholders' risk of owning shares of Metals. The certificates evidencing the Metals Common Stock to be received by the Stockholders will bear a legend substantially in the form set forth below:

      The shares represented by this certificate have not been registered and may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to an exemption from federal registration requirements (such as the exemption provided by Rule 144) and all applicable state registration requirements.

15.   SECURITIES LAW MATTERS

      15.1 ECONOMIC RISK; SOPHISTICATION. Each Stockholder represents and warrants that such Stockholder has not relied on any purchaser representative, or on the Company or any other Stockholder, in connection with the acquisition of shares of Metals Stock hereunder. The Stockholders each (A) have such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of Metals Stock, (B) fully understand the nature, scope and duration of any limitations on transfer described in this Agreement and (C) can bear the economic risk of an investment in the shares of Metals Stock and can afford a complete loss of such investment. The Stockholders have each had an adequate opportunity to ask questions and receive answers from the officers of Metals concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of Metals, the plans for the operations of the business of Metals, the business, operations and financial condition of Metals, and any plans for additional acquisitions and the like. The Stockholders have each asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

      15.2 PRIVATE PLACEMENT. The Stockholders understand that the issuance of the shares of Metals Stock to be issued hereunder has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold as transferred in the absence of registration thereunder or an exemption from the registration requirements of the Act.

16.   REGISTRATION RIGHTS

      16.1 PIGGYBACK REGISTRATION RIGHTS. For purposes of this Section 16, the term "Stockholders" shall include the ESOP. At any time following the Closing, whenever Metals proposes to register any Metals Stock for its own or others account under the 1933 Act for a public offering, other than (i) any registration of shares to be used as consideration for the acquisition of businesses or (ii) registrations relating to employee benefit plans, Metals shall give each of the Stockholders prompt written notice of its intent to do so. Upon the written request of any of the Stockholders given within 30 days after receipt of such notice, Metals shall cause to be included in such registration the number of shares of Stockholders' Metals Stock (including any stock issued as (or issuable upon the conversion or exchange of any convertible security, warrant, right or other security which is issued by Metals as) a dividend or other distribution with respect to, or in exchange for, or in replacement of such Metals Stock) specified in such written request by such Stockholder, provided that (i) Metals shall not be required to register more than 30% of the Stockholders' Metals Stock in any such registration, and (ii) if Metals is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered that the number of shares to be sold by persons other than Metals is greater than the number of such shares which can be offered without adversely affecting the offering, Metals may reduce pro rata the number of shares offered for the accounts of such persons (based upon the number of shares held by such person) to a number deemed satisfactory by such managing underwriter.

      16.2  DEMAND REGISTRATION RIGHTS.

            (a) At any time after the date one year after the Closing and prior to the date three years after the Closing, the holders of twenty percent or more of the shares of Metals Stock issued to the Stockholders pursuant to this Agreement which have not been previously registered or sold and which are not entitled to be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act may request in writing that Metals file a registration statement under the 1933 Act covering the registration of all or any part of the shares of Metals Stock issued to the Stockholders pursuant to this Agreement (including any stock issued as (or issuable upon the conversion or exchange of any convertible security, warrant, right or other security which is issued by Metals as) a dividend or other distribution with respect to, or in exchange for, or in replacement of such Metals Stock) then held by such Stockholders (a "Demand Registration"). Within ten (10) days of the receipt of such request, Metals shall give written notice of such request to all Stockholders. As soon as practicable but in no event later than 45 days after the initial written request of Stockholders regarding such registration, Metals shall file and use its best efforts to cause to become effective a registration statement covering (i) all of the shares requested to be included in such registration pursuant to the initial written request and (ii) of all of the shares of other Stockholders joining in such request within 20 days following Metals' notice. Metals shall be obligated to effect only one Demand Registration hereunder, and will keep such Demand Registration current and effective for not less than 120 days (or such shorter period as is required to complete the distribution of the shares registered thereby).

            (b) Notwithstanding the foregoing paragraph, following any such a demand, a majority of Metals' disinterested directors (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for up to a 30 day period after the date on which Metals would otherwise be required to make such filing pursuant to the foregoing paragraph.

      If at the time of any request by the Stockholders for a Demand Registration Metals has fixed plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, Metals may so inform the Stockholders requesting registration and no registration of the Stockholders' Metals Stock shall be initiated under this Section 16.2 until 90 days after the effective date of such registration unless Metals is no longer proceeding diligently to effect such registration; provided that Metals shall provide the Stockholders the right to participate in such public offering pursuant to, and subject to, Section 16.1 hereof. If, pursuant to this paragraph, Metals does not effect the requested Demand Registration (and some or all of the Stockholders do not sell all of their shares of Metals Stock pursuant to any offering effected pursuant to
Section 16.1), such Stockholders shall be entitled to a second Demand Registration.

      16.3 REGISTRATION PROCEDURES. Whenever Metals is required to register shares of Metals Stock pursuant to Sections 16.1 and 16.2, Metals will, as expeditiously as possible:

            (a) Prepare and file with the SEC a registration statement with respect to such shares and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements or term sheets thereto, Metals will furnish a representative of the Stockholders with copies of all such documents proposed to be filed) as promptly as practical;

            (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and to keep such registration statement effective for a period of not less than 120 days;

            (c) Furnish to each Stockholder who so requests such number of copies of such registration statement, each amendment and supplement thereto and the prospectus included in such registration statement (including each preliminary prospectus and any term sheet associated therewith), and such other documents as such Stockholder may reasonably request in order to facilitate the disposition of the relevant shares;

            (d) Use its best efforts to register or qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Stockholders, and to keep such registration or qualification effective during the period such registration statement is to be kept effective, provided that Metals shall not be required to become subject to taxation, to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

            (e) Cause all such shares of Metals Stock to be listed or included on any securities exchanges or trading systems on which similar securities issued by Metals are then listed or included;

            (f) Notify each Stockholder at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the period that Metals is required to keep the registration statement effective of the happening of any event as a result of which the prospectus included in such registration statement, together with any associated term sheet, contains an untrue statement of a material fact or omits any fact necessary to make the statement therein not misleading, and, at the request of any such Stockholder, Metals will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the covered shares, such prospectus will not contain an untrue statement of material fact or omit to state any fact necessary to make the statements therein not misleading.

      All expenses incurred in connection with the registration under this
Section 16 (including all registration, filing, qualification, legal, printer and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Metals.

      16.4  INDEMNIFICATION.

            (a) In connection with any demand registration, Metals shall indemnify, to the extent permitted by law, each Stockholder (an "Indemnified Party") against all losses, claims, damages, liabilities and expenses arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or associated term sheet or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as the same are caused by or contained in or omitted from any information furnished in writing to Metals by such Indemnified Party expressly for use therein or by any Indemnified Parties' failure to deliver a copy of the registration statement or prospectus or any amendment or supplements thereto after Metals has furnished such Indemnified Party with a sufficient number of copies of the same.

            (b) In connection with any demand registration, each Stockholder shall furnish to Metals in writing such information as is reasonably requested by Metals for use in any such registration statement or prospectus and will indemnify, to the extent permitted by law, Metals, its directors and officers and each person who controls Metals (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement or material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in information so furnished in writing by such Stockholder specifically for use in preparing the registration statement. Notwithstanding the foregoing, the liability of a Stockholder under this Section
16.4 shall be limited to an amount equal to the net proceeds actually received by such Stockholder from the sale of the relevant shares covered by the registration statement.

            (c) Any person entitled to indemnification hereunder will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified parties' reasonable judgment, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Any failure to give prompt notice shall deprive a party of its right to indemnification hereunder only to the extent that such failure shall have adversely effected the indemnifying party. If the defense of any claim is assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled or elects not, to assume the defense of a claim, will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

            (d) If the indemnification provided for in this Section 16.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of as a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

      16.5 UNDERWRITING AGREEMENT. In connection with each registration pursuant to Sections 16.1 and 16.2 covering an underwritten registered offering, Metals and each participating holder agree to enter into a written agreement with the managing underwriters in such form and containing such provisions as are customary in the securities business for such an arrangement between such managing underwriters and companies of Metals's size and investment stature, including indemnification.

      16.6 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of Metals stock to the public without registration, Metals agrees to use its best efforts to:

            (i) make and keep public information regarding Metals available as those terms are defined in Rule 144 under the 1933 Act, for a period of four years beginning on the Closing Date;

            (ii) file with the SEC in a timely manner all reports and other documents required of Metals under the 1933 Act and the 1934 Act; and

            (iii) so long as a Stockholder owns any restricted Metals Common Stock, furnish to each Stockholder forthwith upon written request a written statement by Metals as to its compliance with the reporting requirements of Rule 144 and of the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of Metals, and such other reports and documents so filed as a Stockholder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Stockholder to sell any such shares without registration.

      16.7 ASSIGNMENT OF REGISTRATION RIGHTS. A Stockholder or any person to which such rights under this Agreement have been transferred may transfer the rights granted by this Section 16 only to a transferee or assignee of Metals Stock representing no less than 10% of the aggregate number of shares of Metals Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) issued pursuant to this Agreement (or, if less, 100% of the Metals Stock originally issued to such Stockholder or transferred to such other person). Any transfer or assignment of the registration rights granted under this Agreement shall be conditioned upon (i) the Company's being given written notice at the time of or within 10 days after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (ii) the assumption in writing by the transferee or assignee of the obligations of a Stockholder under this Section 16.

      16.8 ALLOCATION OF REGISTRATION OPPORTUNITIES. In any circumstance in which all of the Metals Stock requested to be included in a registration on behalf of the Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Metals Stock that may be so included, the number of shares of Metals Stock that may be so included by the Stockholders shall be allocated among the Stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Metals Stock held by such Stockholders. The Company shall not limit the number of shares of Metals Stock to be included in a registration pursuant to this Section 16 in order to include shares held by stockholders with no registration rights or, with respect to registrations under Section 16.2 hereof, in order to include in such registration securities registered for the Company's own account or securities held by persons other than the Stockholders.

17.   GENERAL

      17.1 COOPERATION. The Company, Stockholders and Metals shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Company will cooperate and use its reasonable efforts to have the present officers, directors and employees of the Company cooperate with Metals on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

      17.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Metals, and the heirs and legal representatives of the Stockholders.

      17.3 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company and Metals and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the Stockholders, the Company and Metals, acting through their respective officers, duly authorized by their respective Boards of Directors.

      17.4 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      17.5 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      17.6 EXPENSES. Whether or not the transactions herein contemplated shall be consummated, Metals will pay the fees and expenses of Metals' representatives, accountants and counsel incurred in connection herewith, and the Stockholders will pay the fees and expenses of the Stockholders' representatives, accountants and counsel incurred in connection herewith. Each Stockholder shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") imposed in connection with the Exchange. Each Stockholder shall file all necessary documentation and Returns with respect to such Transfer Taxes. In addition, each Stockholder acknowledges that he, and not the Company or Metals, will pay all taxes due upon receipt of the consideration payable pursuant to this Agreement.

      17.7 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

            (a)   If to Metals, addressed to it at:

                  Metals  USA, Inc.
                  4801 Woodway, Suite 300E
                  Houston, Texas  77056
                  Attn: General Counsel

            (b) If to the Company, addressed to it at:

                  Jeffreys Steel Company, Inc.
                  1251 Woodland Avenue
                  P.O. Box 2763
                  Mobile, Alabama 36652
                  Attn: President

            (c) If to the Stockholders, addressed to them at their addresses set forth Schedule 1.3 hereto;

or to such other address or counsel as any party hereto shall specify pursuant to this Section 17.7 from time to time.

      17.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Alabama other than its principles governing conflicts of laws.

      17.9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties until the applicable Expiration Date.

      17.10 EFFECT OF INVESTIGATION; KNOWLEDGE.

            (a) No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

            (b) When a representation or warranty contained herein or in any certificate or other document delivered in connection herewith is made to the "knowledge" of a party, such party shall be deemed to know all facts and circumstances that a reasonable investigation of the subject matter of such representation or warranty would have revealed.

      17.11 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      17.12 TIME. Time is of the essence with respect to this Agreement.

      17.13 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      17.14 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      17.15 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    METALS  USA, INC.


                                    By: /s/ ARTHUR L. FRENCH
                                       Arthur L. French
                                       President and Chief Executive Officer


                                    JEFFREYS STEEL COMPANY, INC.


                                    By:/s/ TOBY JEFFREYS
                                       Name: Toby Jeffreys
                                       Title: President and CEO

                STOCKHOLDERS:

                                       /s/ TOBY L. JEFFREYS
                                           Toby L. Jeffreys, Individually


                                       /s/ TOBY L. JEFFREYS
                                           Toby L. Jeffreys, as Trustee of Leon
                                           Jeffreys Qualified Annuity Trust



                                       /s/ TOBY L. JEFFREYS
                                           Toby L. Jeffreys, as Trustee of the
                                           Mary Helen Sims Jeffreys Qualified
                                           Annuity Trust

                                       The Jeffreys Family Limited Partnership


                                    By: /s/ TOBY L. JEFFREYS
                                        Toby L. Jeffreys
                                        General Partner


                                    The Jeffreys Steel Company, Inc. Employee
                                    Profit Sharing Pension Stock Ownership Plan and Trust

                                    By: South Trust Bank, N.A., Trustee

                                    By: /s/ LESLIE L. DEAN
                                    Name: Leslie L. Dean
                                    Title: VP and Trust Officer